TranSwitch Corporation Announces Third Quarter Results

(Shelton, CT) October 18, 2004—TranSwitch Corporation (NASDAQ: TXCC) announced today that it posted third quarter, 2004 net revenues of $8.3 million and a net loss of ($8.3) million, or ($0.09) per basic and diluted common share. For the nine months ended September 30, 2004, the Company posted net revenues of $25.2 million and a net loss of ($30.7) million, or ($0.33) per basic and diluted common share.

During the quarter ended September 30, 2004, the Company reported a gross margin of $5.3 million. This margin was impacted by a cost of sales benefit totaling $1.0 million from the sale of previously reserved inventory. Gross margin also reflects a charge of $0.6 million recorded during the quarter to reserve for excess and obsolete inventory.

The net loss for the third quarter, 2004 includes the following non-cash items:

•	other income of approximately $5.1 million to reflect the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007, issued on September 30, 2003;

•	interest expense of approximately $1.4 million relating to the on-going amortization of the debt discount related to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007; and

•	restructuring charges totaling $0.5 million resulting from the Company’s liquidation of its investment in TeraOp, Inc. and the wind-down of the business and operations of OptiX Networks, Inc., two Israeli development stage companies consolidated in the Company’s financial statements under the rules of FIN 46R.

For comparison purposes, the net revenues, the gross margin and the net loss for the third quarter, 2003 were:

•	the net revenues were $5.7 million;

•	the gross margin was $4.1 million; and

•	the net income was $2.6 million, or $0.03 per basic and diluted common share.

Results for the third quarter of 2003 included a non-cash gain of $14.5 million on the exchange of the Company’s 4.50% Convertible Notes due September 12, 2005.

TranSwitch Corporation Announces Third Quarter Results                                    Page 2

“We are encouraged by our third quarter results and the demand and interest across our product lines in this quarter,” stated Dr. Santanu Das, Chairman of the Board, Chief Executive Officer, and President of TranSwitch Corporation. “Our EtherMap-3 product, the foundation for our comprehensive Ethernet-over-SONET (EoS) solutions, secured 6 additional design wins this quarter bringing the total to date to 117. Furthermore, we are encouraged by the level of Tier 1 customer traction with our EtherMap-12, EtherMap-48 and PacketTruck products,” commented Dr. Das. “We are also pleased by the third quarter progress in our product portfolio, including Envoy CE2/CE4 and PHAST-48V, which significantly strengthens our position with our customer base,” continued Dr. Das.

“In the third quarter, we took several steps to meaningfully reduce our operating expenses. These steps included the wind-down of our affiliate company, OptiX Networks, Inc., and exiting from TeraOp Inc., another affiliate. We are exploring alternatives to disengage from our Belgian design center, which should further reduce our expenses. Sub-contractor expenses were reduced by approximately $0.8 million from the second quarter, 2004 to the third quarter, 2004. Additional expense reduction steps are also underway,” continued Dr. Das.

“We believe that we are in the middle of an inventory re-balancing as systems vendors reduce excess inventories from over-ordering of components earlier in the year. This adjustment will take some time and makes short-term visibility cloudy, even though we believe the end market is sound. Therefore, we are estimating that our fourth quarter, 2004 product revenues will be approximately $7.0 million, of which approximately $6.0 million was in opening backlog. Our fourth quarter, 2004 net loss will be in the range of ($0.13) to ($0.15) per basic and diluted common share. This net loss estimate for the fourth quarter, 2004 excludes any adjustment to the fair value of the derivative liability associated with our 5.45% Convertible Plus Cash NotesSM. The non-cash adjustment to fair value is based on several estimates, including our common stock price during the quarter ending December 31, 2004,” concluded Dr. Das.

Additional details on TranSwitch’s third quarter results will be discussed during a conference call regarding this announcement on Monday, October 18, 2004 at 5:30 pm eastern time. To listen to the live call, investors can dial (706) 679-0410 and reference leader Peter Tallian. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through November 1, 2004. To access the replay, dial (706) 645-9291 and enter conference ID number: 1398429. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation:

TranSwitch Corporation, headquartered in Shelton, CT, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions—Connectivity Engines™—to original equipment manufacturers who serve three

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TranSwitch Corporation Announces Third Quarter Results                                    Page 3

end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks (WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch Corporation implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch Corporation, Shelton, CT is an ISO 9001:2000 registered company. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch’s home page at the World Wide Website—http://www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

For more information contact:

Peter J. Tallian

Senior Vice President, Chief Financial Officer and Treasurer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

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TranSwitch Corporation Announces Third Quarter Results                                    Page 4

TranSwitch Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenues:
Product revenues	$8,336	$5,264	$25,040	$15,711
Service revenues	12	421	200	679

Total net revenues	8,348	5,685	25,240	16,390
Cost of revenues:
Cost of product revenues	2,498	1,502	6,890	4,499
Provision for excess and obsolete inventories	571	—	571	1,498
Cost of service revenues	2	110	160	226

Total cost of revenues	3,071	1,612	7,621	6,223

Gross profit	5,277	4,073	17,619	10,167
Operating expenses:
Research and development	11,230	11,132	36,871	31,830
Marketing and sales	2,789	2,784	9,332	8,176
General and administrative	1,506	1,374	5,169	4,094
Restructuring charge (benefit) and asset impairments	492	(860)	280	3,064

Total operating expenses	16,017	14,430	51,652	47,164

Operating loss	(10,740)	(10,357)	(34,033)	(36,997)
Other income (expense):
Equity in net losses of affiliates	—	(582)	—	(1,368)
Change in fair value of derivative liability	5,126	—	12,852	—
Gain on exchange of 4.50% convertible notes	—	14,463	—	14,463
Loss on extinguishment of debt	—	—	(1,241)	—
Other income (expense), net	—	—	255	(50)
Interest income (expense):
Interest income	577	727	1,708	2,312
Interest expense	(3,227)	(1,558)	(9,792)	(4,596)

Interest expense, net	(2,650)	(831)	(8,084)	(2,284)

Total other income (expense), net	2,476	13,050	3,782	10,761

(Loss) income before income taxes, extraordinary loss and cumulative
Effect of adoption of and changes in accounting principles	(8,264)	2,693	(30,251)	(26,236)
Income tax (benefit) expense	(10)	73	163	257

(Loss) income before extraordinary loss and cumulative effect of adoption of and changes in accounting principles	(8,254)	2,620	(30,414)	(26,493)
Extraordinary loss upon consolidation of TeraOp (USA), Inc.	—	—	—	(83)
Cumulative effect on prior years of adoption of and retroactive application of FIN 46R and new depreciation method	—	—	(277)	(805)

Net (loss) income	$(8,254)	$2,620	$(30,691)	$(27,381)

Basic and diluted (loss) income per common share:
Loss before extraordinary loss and cumulative effect of adoption of and changes in accounting principles	(0.09)	0.03	$(0.33)	$(0.29)
Extraordinary loss upon consolidation of TeraOp (USA), Inc.	—	—	—	—
Cumulative effect on prior years of adoption of and retroactive application of FIN 46R and new depreciation method0r	—	—	—	(0.01)
Net (loss) income	$(0.09)	$0.03	$(0.33)	$(0.30)

Basic average common shares outstanding	94,497	90,451	92,705	90,261
Diluted average common shares outstanding	94,497	92,698	92,705	90,261

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TranSwitch Corporation Announces Third Quarter Results                                    Page 5

TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and short-term investments	$109,515	$152,051
Accounts receivable, net	3,856	3,684
Inventories	2,817	2,838
Prepaid expenses and other current assets	2,833	2,912

Total current assets	119,021	161,485
Long-term marketable securities	33,421	27,300
Property and equipment, net	6,357	10,262
Other assets	7,081	7,259

Total assets	$165,880	$206,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$11,091	$12,186
Restructuring liabilities	1,199	1,454
4.50% Convertible Notes due 2005	24,442	—

Total current liabilities	36,732	13,640

Restructuring liabilities – long-term	21,818	22,689
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $16,393 and $21,742, respectively	75,626	75,866
4.50% Convertible Notes due 2005	—	24,442
Derivative liability	7,807	20,659

Total liabilities	141,983	157,296

Commitments and contingencies
Total stockholders’ equity	23,897	49,010

Total liabilities and stockholders’ equity	$165,880	$206,306

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